                                                                    EXHIBIT 10.2

                     SEVERANCE AGREEMENT AND GENERAL RELEASE


         THIS SEVERANCE AGREEMENT AND GENERAL RELEASE ("Agreement") is made and entered into this 1st day of January, 2006, by and between RICHARD D. MAY (hereinafter referred to as "Mr. May") and O'CHARLEY'S INC. and its subsidiaries and related entities (hereinafter collectively referred to as "O'Charley's").

                              W I T N E S S E T H:

         WHEREAS, Mr. May currently serves as Chief Strategy Officer for O'Charley's and has expressed his desire to resign his employment, effective January 1, 2006 (the "Effective Date");

         WHEREAS, O'Charley's has expressed its willingness to accept Mr. May's resignation from employment upon the following terms and conditions; and

         WHEREAS, after a period of negotiations between them, the parties have reached an agreement by which Mr. May will resign his employment on the Effective Date.

         NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1. The recitals set forth above are true and accurate, and by signing this Agreement, Mr. May hereby resigns his employment effective January 1, 2006 (the "Effective Date"). Between the date of this Agreement and the Effective Date, Mr. May will continue to serve at the direction of the Company's Chief Executive Officer in the area of strategic planning and implementation. During such time, Mr. May will continue to receive his base salary as currently in effect.

2. This Agreement is not and shall not be construed as an admission by O'Charley's of any fact or conclusion of law. Without limiting the general nature of the previous sentence, this Agreement shall not be construed as an admission that O'Charley's, its subsidiaries, related entities, or any of its or their officers, directors, managers, agents, or employees have violated any law or regulation or have violated any contract, express or implied.

3. Mr. May represents and warrants that he has not filed any complaint(s) or charge(s) against O'Charley's with the Equal Employment Opportunity Commission or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, the Office of Federal Contract Compliance Programs, or with any other local, state or federal agency or court, and that if any such agency or court assumes jurisdiction of any complaint(s) or charge(s) against O'Charley's on behalf of Mr. May, Mr. May will request such agency or court to withdraw from the matter, and Mr. May will refuse any benefits derived therefrom. This Agreement will not affect Mr. May's right to hereafter file a charge with or otherwise participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission regarding matters which arose after the Effective Date and which are not the subject of this Agreement.

4. Mr. May represents and agrees that he is fully aware of his rights and is advised to discuss any and all aspects of this Agreement with his attorney, that Mr. May has consulted with his attorney regarding this Agreement, or has chosen voluntarily not to do so, that he has carefully read and fully understands all of the provisions of this Agreement, and that, in consideration of the provisions hereof, Mr. May agrees to enter into this Agreement. Mr. May represents and acknowledges that prior to the execution of this Agreement, he has been provided a period of twenty-one (21) days within which to consider the Agreement.

5. Mr. May hereby irrevocably and unconditionally releases, acquits and forever discharges O'Charley's, its subsidiaries, and related entities, and each of their respective shareholders, successors, assigns, agents, directors, officers, employees, representatives, and attorneys, and all persons acting by, through, under or in concert with any of them (collectively, the "Released Parties"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown ("Claims"), which Mr. May now has, owns, holds, or claims to have, own, or hold, or which Mr. May at any time heretofore had, owned, or held, or claimed to have, own, or hold. Such Claims include those under local, state or federal law, Executive Order, or at common law including, but not limited to, the Age Discrimination in Employment Act (ADEA). This provision does not include the release of future charges before the Equal Employment Opportunity Commission regarding matters which arose after the Effective Date and which are not the subject of this Agreement. This provision further does not include the release of Claims with respect to any vested benefits under a plan governed by the Employee Retirement Income Security Act ("ERISA") or any Claim related to the rights and benefits granted by the express terms of this Agreement.

6. Mr. May agrees that he will not, without O'Charley's prior written consent, for a period ending on December 31, 2006, directly or indirectly, (i) solicit to hire or hire (or cause to leave the employ of O'Charley's) any salaried employee of O'Charley's or its subsidiaries or (ii) for himself or through, on behalf of or in conjunction with any person, persons or entity, own, consult with, maintain, operate, engage in, or have any financial or beneficial interest in (other than as a holder of not more than one percent of the outstanding stock of any corporation, which stock is publicly traded), advise, assist or make loans to, any business that is of a character and concept similar to the O'Charley's, Ninety-Nine Restaurant & Pub or Stoney River Legendary Steaks concepts operated by O'Charley's, including, without limitation, a full service varied menu casual dining restaurant which serves alcoholic beverages through a full-service bar, and which business is located within the United States. In the event Mr. May desires to engage in any of the activities set forth in (i) or
         (ii) of this paragraph 6, he shall deliver to O'Charley's Inc., Attn:
         President, his request in writing for O'Charley's consent, setting forth in detail the activity in which Mr. May proposes to engage and will supply such other information as O'Charley's shall request in connection therewith. O'Charley's will consider such request and in determining whether to consent to any such request, O'Charley's will take into consideration the potential impact of such proposed activity on the business interests of O'Charley's. The agreements set forth in this paragraph 6, together with those contained in paragraph 7 are sometimes hereinafter collectively referred to as the "Restrictive Agreements."

7. Mr. May also recognizes that, as Chief Strategy Officer he has had access to, was provided in detail with, and used throughout his employment with O'Charley's, certain confidential and proprietary business information. Such information includes but is not limited to business strategy, pricing information, branding strategy, budgets, site location, vendor information, market analysis and evaluation, and other such proprietary and confidential business information as defined under Tennessee law as a trade secret (hereinafter "Confidential and Proprietary Business Information"). Mr. May agrees that, without O'Charley's prior written consent, he will not divulge, disclose, publish or disseminate in any manner, directly or indirectly, any such Confidential and Proprietary Business Information to any other person or entity.

8. Mr. May agrees that the Restrictive Agreements are reasonable and supported by adequate consideration, which but for his agreement herein, Mr. May would not be entitled to receive. Mr. May further agrees that the Restrictive Agreements are necessary for the protection of O'Charley's, its business and its employees, and properly balance his personal interest in future employment and the various interests related to O'Charley's, its business and its employees. Mr. May further agrees that if he breaches any of the Restrictive Agreements, such breach likely will not have an adequate remedy at law and that O'Charley's shall be entitled, in addition to all other legal remedies available to it, to cease making the payments provided under paragraph 9 and apply to and obtain from a court of competent jurisdiction an injunction against any violation thereof with the prevailing party entitled to recover all costs of such action, including reasonable attorneys' fees. These rights and remedies shall be cumulative and not alternative.

9. Following the Effective Date, O'Charley's will provide to Mr. May the following:

         (a) Twelve months of base salary continuation at the rate of $3,846.16 per week, plus car allowance at the rate in existence for Mr. May on the date of this Agreement, to be paid weekly, for the period from the Effective Date to December 31, 2006, and from which O'Charley's will make applicable legal withholdings.

         (b) If Mr. May elects to continue health insurance coverage pursuant to his "COBRA" right after the Effective Date, O'Charley's will pay the premiums for such coverage during the twelve month period following the Effective Date ending December 31, 2006.

10. Attached as Schedule A is a listing of all stock options and restricted stock awards held by Mr. May as of the Effective Date which are exercisable in whole or in part on the Effective Date. Mr. May agrees that Schedule A accurately reflects all equity awards and their respective terms held by him as of the date hereof and which are exercisable in whole or in part on the Effective Date. All such awards were granted pursuant to the terms of the O'Charley's 2000 Stock Incentive or the O'Charley's 1990 Employee Stock Plan. Pursuant to such plans, upon the Effective Date, each of the stock options and restricted stock awards would automatically terminate; however, notwithstanding the provisions of such plans, O'Charley's agrees to extend until March 31, 2006 the time within which Mr. May shall have the right to exercise any and all stock options listed on Schedule A to the extent they are exercisable as of the Effective Date (it being understood that all or any portion of any stock options, restricted stock awards or other equity based awards which are not exercisable or vested as of the Effective Date shall terminate as of such date in accordance with their terms).

11. Mr. May represents that he has not heretofore assigned or transferred, or purported to assign or transfer to any person or entity, any claim or any portion thereof or interest therein.

12. Mr. May represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any other representation or statement made by any of the Released Parties or by any of the Released Parties' agents, representatives or attorneys, except as set forth herein, with regard to the subject matter, basis or effect of this Agreement.

13. Mr. May agrees to maintain absolute confidentiality and secrecy concerning the terms of this Agreement, and he will not reveal, or disseminate by publication in any manner whatsoever, this document or any matter pertaining to it to any other person, including, but not limited to, any past or present employees of O'Charley's or any media representative except as required by legal process. This confidentiality provision does not apply to communications necessary between legal and financial planners or tax preparers or spouse so long as Mr. May requires those persons to accept the terms of this confidentiality agreement before being provided the information contained herein.

14. This Agreement shall be binding upon O'Charley's, Mr. May and upon Mr. May's heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their heirs, administrators, representatives, executor, successors and assigns.

15. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Tennessee. If either party files suit to enforce the terms of this Agreement, the prevailing party shall be entitled to its reasonable attorneys' fees and costs.

16. Mr. May shall have seven (7) days following the execution of this Agreement during which to revoke the Agreement. This Agreement shall become effective and irrevocable only after the seven (7) day period has expired and only absent a timely and effective revocation.

17. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

18. This Agreement sets forth the entire agreement between the parties hereto.


                                       O'CHARLEY'S INC.


                                       By:         /s/ Randall C. Harris
                                          --------------------------------------
                                          Title:  Chief Human Resources Officer
                                                 -------------------------------


                                       RICHARD D. MAY


                                                  /s/ Richard D. May
                                       -----------------------------------------

                                       Date:      January 1, 2006
                                            ------------------------------------

                                   Schedule A


                              LIST OF EQUITY AWARDS


                                                                                                  NUMBER OF
                                                                          SHARES SUBJECT            SHARES
                                       GRANT               EXERCISE         TO AWARD ON         EXERCISABLE ON
    TYPE OF AWARD                      DATE                  PRICE        EFFECTIVE DATE        EFFECTIVE DATE
--------------------------    ------------------------    ------------    ----------------     -----------------
Stock Option                       July 27, 1998               $12.75          10,000                10,000
Stock Option                      August 30, 2000             $12.813          15,000                 5,025
Stock Option                     February 19, 2003             $21.19           6,480                 6,480
Restricted Stock Award           February 19, 2003                N/A           3,240                     0
Restricted Stock Award             May 12, 2004                   N/A           4,027                     0
Restricted Stock Award           January 21, 2005                 N/A           7,848                     0